PROSPECTUS SUPPLEMENT NO. 6

   Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated June 25, 2008)

         Registration No. 333-139119

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BROADCAST INTERNATIONAL, INC.

2,467,059 Shares of Common Stock

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This prospectus supplement amends and supplements our prospectus dated June 25, 2008 relating to 2,467,059 shares of our common stock that may be offered and sold from time to time for the account of the selling shareholders identified in the prospectus.  You should read this prospectus supplement in conjunction with the prospectus and any prior prospectus supplement(s).

This prospectus supplement is qualified in its entirety by reference to the prospectus and any prior prospectus supplement(s), except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplement(s).  The prospectus and any prior prospectus supplement(s) are to be delivered by the selling shareholders to prospective purchasers along with this prospectus supplement.

This prospectus supplement includes our attached Schedule 14A Definitive Proxy Statement, as filed with the Securities and Exchange Commission on January 8, 2009.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

You should rely only on the information contained in this prospectus supplement and the prospectus, including any prior prospectus supplement(s).  We have not authorized anyone to provide you with information different from that contained or referred to in this prospectus supplement or the prospectus, including any prior prospectus supplement(s).  This prospectus supplement and the prospectus, including any prior prospectus supplement(s), do not constitute an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, INCLUDING ANY PRIOR PROSPECTUS SUPPLEMENT(S).  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_____________________________________

The date of this prospectus supplement is January 9,  2009.

i

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A
(Rule 14a -101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _____)

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Definitive Proxy Statement.
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Definitive Additional Materials.
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Soliciting Material Pursuant to §240.14a-12.

BROADCAST INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

___________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Date Filed:

BROADCAST INTERNATIONAL, INC.

7050 South Union Park Center, Suite 600
Midvale, Utah  84047

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held October 29, 2008

To our stockholders:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Broadcast International, Inc. will be held on October 29, 2008, at 10:00 a.m., Mountain Time, at our studio located at 6952 South HiTech Drive, Midvale, Utah 84047.

At the meeting, you will be asked to consider and vote on the following matters:

1.

The election of six directors to our board of directors, each to serve until our 2009 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.  At the meeting, we intend to present the following nominees for election as directors:

William Davidson, Ph.D	Kirby D. Cochran
Rodney M. Tiede	Richard Benowitz
James E. Solomon	William Boyd

2.

The ratification and approval of the adoption of the 2008 Equity Incentive Plan.

3.

The ratification of the selection of HJ & Associates, LLC as our independent registered public accounting firm for 2008.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on August 25, 2008 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

By Order of the Board of Directors,

/s/ Reed L. Benson

_____________________________
Reed L. Benson, Secretary

Midvale, Utah

September 4, 2008

Your vote is important.  Please read and follow the instructions sent to you in the Notice of Internet Availability of Proxy Materials.

TABLE OF CONTENTS

PROXY STATEMENT

1

PROPOSAL NO. 1. — ELECTION OF DIRECTORS

4

PROPOSAL NO.  2 — RATIFICATION AND APPROVAL OF THE ADOPTION OF THE 2008 EQUITY INCENTIVE PLAN  11

PROPOSAL NO.  3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM  18

CERTAIN BENEFICIAL OWNERSHIP OF SECURITIES

19

EXECUTIVE OFFICERS

21

EXECUTIVE COMPENSATION AND RELATED INFORMATION

22

RELATED PARTY TRANSACTIONS

30

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

30

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

31

STOCKHOLDERS SHARING THE SAME ADDRESS

31

OTHER MATTERS

32

BROADCAST INTERNATIONAL, INC. 2008 EQUITY INCENTIVE PLAN

33

BROADCAST INTERNATIONAL, INC.

7050 South Union Park Center, Suite 600
Midvale, Utah  84047

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held October 29, 2008

I.

INFORMATION ABOUT SOLICITATION AND VOTING

Our board of directors is soliciting your proxy for the 2008 Annual Meeting of Stockholders of Broadcast International, Inc.  The meeting will be held on October 29, 2008, at 10:00 a.m., Mountain Time, at our studio located at 6952 South HiTech Drive, Midvale, Utah  84047.

This Proxy Statement contains information related to proposals to be voted on at the meeting, the voting process and certain other required information.  Please read it carefully.

We are pleased to take advantage of the new Securities and Exchange Commission (“SEC) rules that allow issuers to provide proxy materials to stockholders on the Internet.  We will be able to provide our stockholders with the information they need, while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies.

As permitted by the new SEC rules, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to all of the owners of our stock.  All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.  In addition, stockholders may request to receive proxy materials in printed form by email or electronically by email on an ongoing basis.

The Notice will provide you with instructions regarding how to:

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View our proxy materials for the Annual Meeting on the Internet; and

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Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment.  If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site.  Your election to receive proxy materials by email will remain in effect until you terminate it.

All proxies will be voted in accordance with the instructions specified in the Notice or on the proxy card.  If no choice is specified, the proxies will be voted in favor of the board nominees and the proposals described in the attached Notice of Annual Meeting of Stockholders and this Proxy Statement.  The Notice, describing how stockholders can access the Proxy Statement, proxy card and the accompanying Annual Report on Form 10-K for the year ended December 31, 2007 via the Internet, is first being mailed on or about September 4, 2008 to stockholders entitled to vote at the meeting.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

We will pay the costs of soliciting proxies from our stockholders.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners.  Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, in person or by telephone or email.

II.

QUESTIONS AND ANSWERS

Q:

Who can vote at the meeting?

A:

Our board of directors set August 25, 2008 as the record date for the meeting.  All stockholders who owned our common stock at the close of trading on August 25, 2008 may attend and vote at the meeting.  Each of these stockholders is entitled to one vote for each share held on all matters to be voted on at the meeting.  On July 28, 2008, there were 38,641,585 shares of our common stock outstanding.

Q:

How many votes do you need to hold the meeting?

A:

A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business.  This presence is called a quorum.  Your shares are counted as present at the meeting if you are present in person at the meeting, if you have voted via the Internet or if you have properly submitted a proxy card.

Both abstentions and broker non-votes (described below) are counted as present for the purpose of determining the presence of a quorum.

Q:

What are broker non-votes and how do they affect the voting results?

A:

Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker does not receive voting instructions from the beneficial owner, and the broker lacks discretionary voting power to vote such shares.  Brokers do not have discretionary authority under applicable rules to vote such shares for or against certain “non-routine” matters, such as Proposal No.  2.

Q:

What shares that I own can be voted?

A:

You may vote all shares you owned as of the close of business on August 25, 2008, the record date for the meeting.  You may have held these shares directly in your name as the stockholder of record, or the shares may have been held for you as the beneficial owner through a broker, bank or other nominee.

Q:

What proposals will be voted on at the meeting?

A:

There are three proposals scheduled for a vote at the meeting.  They are:

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Proposal No. 1:  To elect six directors to the board of directors, each to serve until our 2009 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier resignation or removal.

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Proposal No. 2:  To ratify and approve the adoption of the 2008 Equity Incentive Plan.

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Proposal No. 3:  To ratify the selection of HJ & Associates, LLC as our independent registered public accounting firm for 2008.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.  We are not aware, however, of any other business that will be considered and voted upon at the meeting or any adjournment or postponement thereof.

Q:

What is the board of director’s voting recommendation?

A:

The board of directors recommends that you vote your shares “FOR” each of the board nominees, “FOR” the ratification and approval of the adoption of the 2008 Equity Incentive Plan, and “FOR” the ratification of the selection of HJ & Associates, LLC as our independent registered public accounting firm for 2008.

Q:

What is the vote requirement to approve each of the proposals?

A:

Under Proposal No. 1, the six individuals nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected.  You may either vote “FOR” all nominees or “WITHHOLD” your vote with respect to all or any one or more of the nominees.  If you sign your requested proxy card with no additional instructions, your shares will be counted as a vote “FOR” each director nominee.

Each of Proposal Nos. 2 and 3 require the affirmative “FOR” vote by a majority of those shares present and entitled to vote at the meeting and that are voted on each of the proposals.  You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on each of Proposal Nos. 2 and 3.  Abstentions and broker non-votes will have no effect on the outcome of the vote on Proposal Nos. 2 and 3.  If you sign your requested proxy card with no additional instructions, your shares will be voted “FOR” Proposal Nos. 2 and 3.

Q:

How can I vote my shares in person at the meeting?

A:

Shares held directly in your name as the stockholder of record may be voted in person at the meeting.  If you choose to vote this way, please bring  proof of identification to the meeting.  If you hold your shares in street name, you must request a legal proxy from your broker, bank or other nominee in order to vote at the meeting.

Q:

How can I vote my shares without attending the meeting?

A:

If you hold shares directly as a stockholder of record, you may vote your shares without attending the meeting by voting in accordance with the instructions in the Notice or by marking, signing and returning a requested proxy card.   Please refer to the summary instructions included on your proxy card.

If you hold your shares in street name, your broker, bank or other nominee will include a voting instruction card.  You may vote your shares by marking and signing your proxy card and following the instructions provided by your broker, bank or other nominee and mailing it in the enclosed, postage prepaid envelope.  Furthermore, the instructions provided by your broker, bank or other nominee will also provide for voting using the telephone or over the Internet.  If your broker, bank or other nominee provides such an option and you wish to vote using the telephone or over the Internet, then follow the instructions provided by them.  If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:

How can I change my vote after I return my proxy?

A:

You may revoke your proxy and change your vote at any time before the final vote at the meeting.  You may do this by signing a new proxy card with a later date, by delivering a written notice of revocation to our Secretary stating that the proxy is revoked or by attending the meeting and voting in person.  Attending the meeting will not revoke your proxy unless you specifically request it.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring a letter from your broker, bank or other nominee to the meeting.  The letter should confirm your beneficial ownership of the shares and that your broker, bank or other nominee is not voting your shares at the meeting.

Q:

Who tabulates the results of the meeting and when will the results be announced?

A:

The voting results will be announced at the meeting.  All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

*****

PROPOSAL NO. 1. — ELECTION OF DIRECTORS

The board of directors currently consists of six directors, each of whom is nominated for re-election at the meeting.

The board of directors will be elected annually, with each director to hold office until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.  At the meeting, stockholders will elect each director to hold office until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.

Shares represented by the accompanying proxy will be voted “FOR” the election of each of the six nominees named below, unless the proxy is marked to withhold authority so to vote.  If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine.  Each nominee has consented to being named in this Proxy Statement and to continue serving if elected.

Nominees to the Board of Directors

The nominees, including their ages, principal occupations and length of board service, are as follows:

Director Nominee	Age	Principal Occupation	Director Since

William Davidson, Ph.D *(1)(2)	56	Management Consultant	February 2006

Rodney M. Tiede	46	Chief Executive Officer and President of Broadcast International	October 2003
James E. Solomon (2)(3)	57	Business Consultant and Adjunct Professor	September 2005
Kirby D. Cochran (1)(2)(3)	53	Angel Investor and Business Consultant	February 2006
Richard Benowitz (1)	57	Real Estate Developer	June 2007
William Boyd (3)	65	Chairman of the Board of Agility Recovery Solutions	November 2007

 *

Chairman of the Board of Directors

(1)

Member of the Compensation Committee

(2)

Member of the Governance and Nominating Committee

(3)

Member of the Audit Committee

William Davidson, Ph.D has been our chairman of the board and a director since February 2006.  Since 1984, Dr. Davidson has been president of MESA Research, a management consulting firm which he founded.  From 1985 to 1998, he served as a tenured Professor of Management at the Marshall School of Business, University of Southern California.  Dr. Davidson held leadership responsibilities in Deloitte & Touche LLP's telecom and media management consulting practice from 1996 to 1998.  Dr. Davidson earned an A.B. in Economics, a Masters in Business Administration Degree and a Doctorate Degree in Business Administration, all from Harvard University.

Rodney M. Tiede has been our chief executive officer, president and a director since our company acquired BI Acquisitions, Inc., or BI, in October 2003.  From August 2000 to the present, Mr. Tiede has been the president, chief executive officer and a director of BI, a wholly-owned subsidiary.  From April 2003 to the present, Mr. Tiede has also been the chief executive officer and a director of Interact Devices, Inc., or IDI, a consolidated subsidiary.  From November 1987 to August 2000, Mr. Tiede was employed as director of sales, vice president and general manager of Broadcast International, Inc., the predecessor of BI.  Mr. Tiede received a Bachelor of Science Degree in Industrial Engineering from the University of Washington in 1983.  For additional information regarding Mr. Tiede, see “Executive Officers.”

James E. Solomon has been a director of ours since September 2005.  From 1995 to January 2002, Mr. Solomon was a business consultant primarily for emerging growth companies.  In January 2002, he formed Corporate Development Services, Inc., a business consulting firm, and has served as President since its formation.  From June 1993 to the present, Mr. Solomon has been an adjunct professor at the Graduate School of Business at the University of Utah.  Mr. Solomon serves on the Board of Directors of Nevada Chemicals, Inc., a public company, as well as several privately-held companies. Mr. Solomon received a Bachelor of Science Degree in Finance from the University of Utah in 1972.  Mr. Solomon became a certified public accountant in 1974.

Kirby D. Cochran has been a director of ours since February 2006.  For the past six years, Mr. Cochran has been an angel investor and business consultant, assisting growth stage companies with their strategy and operations.  From May 1999 to May 2005, he taught graduate school as an adjunct professor in the Business and Finance Departments at the University of Utah.  Mr. Cochran holds a Masters in Business Administration Degree from North Dakota State University.

Richard Benowitz has been a director of ours since June 2007.  From 2003 to the present, Mr. Benowitz has been a partner of PickBen Gro Partners, a private general partnership that has been a partner in Culver Studios Partnership, which is a private partnership that owns, operates, leases and develops the Culver City Studios in Culver City, California, where movies and television shows are filmed.  He was the General Manager of the Culver City Studios from March 2005 to November 2007 and was responsible for overall operations of the studio and development of real estate adjacent to the studio.  From 1998 to the present, he has been a partner in PBGroup Partners, which is a private real estate development partnership that is a partner in Westside Studios, a development partnership engaged in the acquisition and development of residential housing in New York City.

William Boyd has been a director of ours since November 2007.  Mr. Boyd has served as the Chairman of the Board of Agility Recovery Solutions, a privately held disaster recovery and business continuity company since 2006.  He was CEO of Muzak Corporation from 1996 to 2000 and continued with Muzak in an advisory executive position and on the Board until August 2006.  He became associated with Muzak Corporation in 1968 as a sales representative and continued as a manager and franchise owner until he became CEO in 1996.  Mr. Boyd received a Bachelor of Arts degree in political science in 1963 from Beloit College in Wisconsin.

Board and Committee Matters

During 2007, the board of directors held five meetings and took four separate actions by unanimous written consent resolution.  Each serving director attended at least 75% of the board meetings.  The board of directors is accountable to our shareholders to build long-term financial performance and value.  The board of directors’ responsibilities include overseeing the business and affairs of our company, hiring and evaluating our chief executive officer; providing guidance, counsel and direction to management in formulating and evaluating operational strategies; monitoring our company’s performance and capital requirements; and ensuring adherence to ethical practices and compliance with federal and state laws, including providing full and fair disclosure to shareholders pursuant to SEC regulations.  We encourage, but do not require, directors and director nominees to attend shareholder meetings.  We did not hold an annual or special meeting of shareholders in 2007.

We maintain an audit committee, a compensation committee, and a governance and nominating committee of the board, each of which is discussed below.  Our board has determined that each of our current directors is “independent” under the definition of independence in Rule 4200(a)(15) of the NASDAQ listing standards, except for Mr. Tiede, our chief executive officer and president.

In making its determination of director independence for Messrs. Benowitz and Boyd, the board considered (i) the warrants that were granted to these individuals pursuant to consulting agreements prior to the time they were appointed to the board, (ii) the nature of the services rendered pursuant to the consulting agreements, and (iii) the value of the warrants at the times the warrants were granted.  See “Related Party Transactions.”  The exercise prices of the warrants were equal to the respective market prices of our common stock on the dates of grant.  Given this factor, the treatment of the grants under applicable tax law, and the speculative nature of any potential value, the board determined that the fair values of the warrants, for evaluating director independence, did not begin to approach the values recognized by the company for financial statement reporting purposes, in accordance with FAS 123(R).  Under the NASDAQ definition of independence, a director is not deemed to be independent if the director has accepted any compensation from the company in excess of $100,000 during any twelve-month period within the three years preceding the determination of independence, other than compensation for board services and certain other exceptions.  The board concluded that the warrants did not constitute compensation in excess of $100,000 in its determination of independence for Messrs. Benowitz and Boyd.

Regarding the determination of director independence for Messrs. Davidson and Cochran, the board evaluated (i) the special award of stock options made during 2007, (ii) the nature of the director services provided by these directors, and (iii) the value of the stock options at the times the options were granted.  See “Director Compensation.”  The exercise prices of the options were equal to the respective market prices of our common stock on the dates of grant.  Although the board’s analysis with respect to the stock options granted to Messrs. Davidson and Cochran was similar to the analysis summarized above for the warrants issued to Messrs. Benowitz and Boyd, the board recognized the specific exception for board service compensation under the NASDAQ definition.  The board concluded that the special award of stock options did not constitute non-exempt compensation in excess of $100,000 in its determination of independence for Messrs. Davidson and Cochran.

Audit Committee and Financial Expert

Our audit committee was established in September 2005 and currently includes Messrs. Solomon, Cochran and Boyd.  Mr. Solomon serves as chairman of the audit committee.  The functions of the audit committee include recommending an independent registered public accounting firm to audit our annual financial statements; reviewing the independence of our auditors, the financial statements and the auditors’ report; and reviewing management’s administration of our system of internal control over financial reporting and disclosure controls and procedures.  The board of directors has adopted a written audit committee charter.  A current copy of the audit committee charter is available to security holders on our website at www.brin.com.  The audit committee met four times during 2007 with each serving committee member attending at least 75% of the meetings.  Our board has determined that each of the members of the audit committee is “independent” under the definition of independence in Rule 4200(a)(15) of the NASDAQ listing standards.  For a description of certain factors considered by the board in making its determination of independence, see the discussion under “Board and Committee Matters” above.

Our board of directors has determined that James E. Solomon meets the requirements of an “audit committee financial expert” as defined in applicable SEC regulations.

Limitation on Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates by reference, in whole or in part, subsequent filings including, without limitation, this report; the following report of the audit committee of the board of directors, the report of the compensation committee of the board of directors and the stock performance graph set forth in this Proxy Statement shall not be deemed to be incorporated by reference into any such filings, and shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A (other than as provided in Item 407 of Regulation S-K) or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Report of the Audit Committee of the Board of Directors

April 3, 2008

To the Board of Directors of Broadcast International, Inc.:

We have reviewed and discussed with management the audited consolidated financial statements of Broadcast International, Inc. (the “Company”) as of and for the year ended December 31, 2007.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent accountants their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

James E. Solomon

Kirby D. Cochran

William Boyd

Compensation Committee

Our compensation committee was established in October 2005 and currently includes Messrs. Cochran, Davidson and Benowitz.  Mr. Cochran serves as chairman of the compensation committee.  The functions of the compensation committee include reviewing and approving corporate goals relevant to compensation for executive officers; evaluating the effectiveness of our compensation practices; evaluating and approving the compensation of our chief executive officer and other executives; recommending compensation for board members; and reviewing and making recommendations regarding incentive compensation and other employee benefit plans.  The board of directors has adopted a written compensation committee charter.  A current copy of the compensation committee charter is available to security holders on our website at www.brin.com.  The compensation committee met five times during 2007 with each serving committee member having attended every meeting.  Our board has determined that each of the members of the compensation committee is “independent” under the definition of independence in Rule 4200(a)(15) of the NASDAQ listing standards.  For a description of certain factors considered by the board in making its determination of independence, see the discussion under “Board and Committee Matters” above.

Governance and Nominating Committee

Our governance and nominating committee was established in June 2008 and currently includes Messrs. Cochran, Davidson and Solomon.  Mr. Davidson serves as chairman of the governance and nominating committee.  The functions of the governance and nominating committee include ensuring we have an effective system of corporate governance; identifying, screening and recommending candidates to the board; nominating candidates for election to the board; filling vacancies on the board that may occur between annual meetings of shareholders; providing appropriate educational and training opportunities for our directors; and overseeing communications with shareholders.  The board of directors has adopted a written governance and nominating committee charter.  A current copy of the governance and nominating committee charter is available to security holders on our website at www.brin.com.  Our board has determined that each of the members of the compensation committee is “independent” under the definition of independence in Rule 4200(a)(15) of the NASDAQ listing standards.  For a description of certain factors considered by the board in making its determination of independence, see the discussion under “Board and Committee Matters” above.

When formulating its recommendations for director nominees, the governance and nominating committee will consider advice and recommendations offered by our executive officers, shareholders and outside advisors.  All candidates for membership on the board are evaluated on the basis of business experience, financial acumen, professional accomplishments and contacts, educational background, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties.

We do not have a formal policy concerning shareholder recommendations of candidates for board of director membership.  Our board views that such a formal policy is not necessary at the present time given the board’s willingness to consider candidates recommended by shareholders.  Shareholders may recommend candidates by writing to our Secretary at our principal offices: 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047, giving the candidate’s name, contact information, biographical data and qualifications.  A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.  Shareholders who wish to nominate a director for election are generally advised to submit a shareholder proposal no later than December 31, 2008 for the next year’s annual meeting of shareholders.

Communication with the Board

We have not, to date, developed a formal process for shareholder communications with the board of directors.  We believe our current informal process, in which any communication sent to the board of directors, either generally or in care of the chief executive officer, secretary or other corporate officer or director, is forwarded to all members of the board of directors, has served the board’s and the shareholders’ needs.

Conflict of Interest Policy

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company, including related person transactions reportable under SEC rules, in which the director or executive officer, or any member of her or her immediate family, have a direct or indirect material interest.  Under our company’s standards of conduct for employees, all employees, including the executive officers, are expected to avoid conflicts of interest.  Pursuant to our code of ethics for the chief executive officer and senior finance officers (as discussed below), such officers are prohibited from engaging in any conflict of interest unless a specific exception has been granted by the board.  All of our directors are subject to general fiduciary standards to act in the best interests of our company and our shareholders.  Conflicts of interest involving an executive officer or a director are generally resolved by the governance and nominating committee of the board.

Code of Ethics

We have adopted a code of ethics for our principal executive officer, principal financial officer, controller, or persons performing similar functions.  A copy of the code of ethics is included on our website at www.brin.com.

Stock Performance Graph

[See next page.]

The performance graph below compares the cumulative total shareholder return of our common stock with the Russell 2000 Index and the NYSE Arca Tech 100 Index.  The Russell 2000 Index is comprised of U.S. publicly-owned companies with relatively small capitalizations that are comparable to us.  The NYSE Arca Tech 100 Index is comprised of publicly-owned technology companies that are similar to us.  The graph assumes an investment of $100 on December 31, 2002 and reinvestment of dividends, if any, on the date of payment without commissions.  The plot points on the graph were provided by Research Data Group, San Francisco, California.  The performance graph represents past performance, which may not be indicative of the future performance of our common stock.

	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07

Broadcast International, Inc.	100.00	79.71	47.10	32.61	16.96	53.62
Russell 2000	100.00	147.25	174.24	182.18	215.64	212.26
NYSE Arca Tech 100	100.00	144.27	152.38	158.20	168.41	188.60

PROPOSAL NO.  2 — RATIFICATION AND APPROVAL OF THE ADOPTION OF
THE 2008 EQUITY INCENTIVE PLAN

We are asking stockholders to approve the Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), which was approved by the board of directors on August 4, 2008.  If approved by stockholders, the 2008 Plan will become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors.  We will continue to maintain and grant awards under our long-term incentive plan.  If our stockholders do not approve the 2008 Plan, our long-term incentive plan will remain in effect until it expires by its terms, but our ability to provide future awards will be limited and, as explained below, we will likely be unable to award equity compensation to our executive officers and non-employee directors for the foreseeable future.

As of June 1, 2008, we had a total of 628,000 shares of our common stock (or 1.6%% of our total outstanding shares as of such date) remaining available for future award under our long-term incentive plan.  The amount of shares available for future awards to employees, executive officers and non-employee directors is less than the amount we believe necessary for our company to have the flexibility it needs to design and implement future compensation programs in a manner consistent with our overall compensation philosophy.

We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our stockholders.  In fact, use of long-term equity awards has been a fundamental element of our compensation strategy as a public company because such awards tend to align the interests of our employees and directors with those of our stockholders as the value of the award increases with the appreciation of the market value of our common stock.  Without the ability to grant stock options or other forms of equity incentives like substantially all of our competitors, we may be at a competitive disadvantage in attracting, motivating and retaining talented employees responsible for our future success, and would likely be forced to increase the amount of cash compensation we offer to remain competitive.  We also may be required to increase cash compensation to our non-employee directors to provide competitive compensation to retain their services.  Accordingly, we urge you to vote for this proposal to preserve our ability to implement a flexible and competitive compensation program.

Shares Reserved

The number of shares reserved for issuance under the 2008 Plan will consist of 4,000,000 shares of our common stock.  Shares which cease to be subject to an option or stock appreciation right granted under the 2008 Plan for any reason other than exercise of the option or stock appreciation right or which are subject to other awards granted under the 2008 Plan that are forfeited or are repurchased by us at the original issue price, or otherwise terminate without such shares being issued, will again be available for grant and issuance in connection with subsequent awards under the 2008 Plan.

Key Terms

The following is a summary of the key provisions of the 2008 Plan.  This summary, however, does not purport to be a complete description of all of the provisions of the 2008 Plan, and is qualified in its entirety by references to the full text of the 2008 Plan, a copy of which is included with this Proxy Statement.

Plan Term:	June __, 2008 to June __, 2018.
Eligible Participants:

All of our employees, consultants, advisors, independent contractors and directors will be eligible to receive awards under the 2008 Plan, provided they render bona fide services to Broadcast International, Inc.  The Committee (as defined in the Plan) will determine which individuals will participate in the 2008 Plan.  As of the record date, there were approximately 50 employees and five non-employee directors eligible to participate in the 2008 Plan.

Shares Authorized:

4,000,000 shares of our common stock, plus any shares which cease to be subject to an option or stock appreciation right granted under the 2008 Plan for any reason other than exercise of the option or stock appreciation right or which are subject to other awards granted under the 2008 Plan that are forfeited or are repurchased by us at the original issue price, or otherwise terminate without such shares being issued, will again be available for grant and issuance in connection with subsequent awards under the 2008 Plan.

Award Types:	(1) Non-qualified and incentive stock options (2) Restricted stock awards (3) Stock bonus awards (4) Stock appreciation rights (5) Restricted stock units (6) Performance shares
Vesting:	Vesting schedules will be determined by the Committee when each award is granted.
Award Terms:

Stock options will have a term no longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of Broadcast International’s voting power, which will have a term no longer than five years.  Stock appreciation rights will have a term no longer than ten years.  Stock options and stock appreciation rights must be granted at 100% of fair market value under the 2008 Plan.

Grants to Non-Employee Directors:

Non-employee directors will be granted options and other awards either on a discretionary basis or pursuant to policy adopted by the board of directors.  The board of directors has previously adopted a non-employee director equity compensation policy which provides for the granting of an initial option to purchase 100,000 shares upon becoming a director.  In addition, this policy provides that each non-employee director will be granted an additional option to purchase 25,000 shares each year the director serves on the board of directors.

Repricing Prohibited:

Repricing or reducing the exercise price of a stock option or stock appreciation right or issuance of new stock options or stock appreciation rights having a lower exercise price in substitution for cancelled stock options or stock appreciation rights are prohibited without stockholder approval

.

New Plan Benefits

The following table shows, in the aggregate, the number of shares subject to stock options that we intend to grant in 2008 to each of the following persons or groups under the 2008 Plan:

2008 Equity Incentive Plan

Name and Position	Dollar Values ($)	Number of Shares Subject to Options (#)

Named Executive Officers:
Rodney M. Tiede	--	--
Reed L. Benson	--	--
Executive Group (2 persons)	--	--
Non-Executive Director Group (5 persons)	Fair market value on the date of grant	125,000
Non-Executive Officer Employee Group	--	--

Future awards under the 2008 Plan to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted pursuant to the policy described above, are discretionary and cannot be determined at this time.  We therefore have not included any such awards in the table above.

Terms Applicable to Stock Options and Stock Appreciation Rights

The exercise price of stock options or stock appreciation rights granted under the 2008 Plan may not be less than the fair market value, or closing price, of our common stock on the date of grant.  On the record date, the closing price of our common stock was $_______ per share.  The term of these awards may not be longer than ten years.  The Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms Applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Shares and Stock Bonus Awards

The Committee determines the terms and conditions applicable to the granting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards.  The Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards contingent upon continued employment with us, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code, or the Code.  To the extent that awards are intended to qualify as “performance-

based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either Broadcast International as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the award:

•

Net revenue and/or net revenue growth

•

Operating income and/or operating income growth

•

Earnings per share and/or earnings per share growth

•

Return on equity

•

Adjusted operating cash flow return on income

•

Individual business objectives

•

Company-specific operational metrics

•

Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•

Net income and/or net income growth

•

Total stockholder return and/or total stockholder return growth

•

Operating cash flow return on income

•

Economic value added

The foregoing factors may be in accordance with generally accepted accounting principles or non-GAAP basis.

To the extent that an award under the 2008 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Committee.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, number of shares subject to stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion determines.

Transferability

Except as otherwise provided in the 2008 Plan, awards granted under the 2008 Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution.  No award may be made subject to execution, attachment or other similar process.

Administration

The compensation committee or the board of directors acting as the Committee will administer the 2008 Plan.  The Committee selects the persons who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2008 Plan, establish the terms, conditions and other provisions of the grants.  The compensation committee may delegate, to a committee of one or more directors or to our executive officers, the ability to grant awards and take certain other actions with respect to participants who are not executive officers or non-employee directors.  The Committee may construe and interpret the 2008 Plan and prescribe, amend and rescind any rules and regulations relating to the 2008 Plan.

Amendments

The 2008 Plan may be amended or terminated at any time, provided that no action may be taken (except those described in “Adjustments” below) without stockholder approval:

(1)

To permit the repricing of outstanding stock options or stock appreciation rights under the 2008 Plan; or

(2)

To otherwise implement any amendment to the 2008 Plan required to be approved by stockholders under the rules of any national securities exchange on which our common stock may be listed.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or any similar event affecting our common stock, the Committee shall adjust the number and class of shares available for grant under the 2008 Plan, the annual limitations on the number of shares an individual is permitted to receive under the 2008 Plan, and subject to the various limitations set forth in the 2008 Plan, the number and class of shares subject to outstanding awards under the 2008 Plan, and the exercise or settlement price of outstanding stock options and of other awards.

Corporate Transactions

In the event of a corporate transaction, such as a merger, asset sale, or other change of control transaction, except in the case of awards held by non-employee directors, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation.  In the event the successor corporation refuses to assume or substitute the awards outstanding under the 2008 Plan, the outstanding awards will expire on such terms and at such time as the board of directors or the Committee shall determine.  The board of directors or the compensation committee may, in its discretion, accelerate the vesting of such awards in connection with the corporate transaction.  The vesting of outstanding awards held by non-employee directors will accelerate in full prior to the consummation of a corporate transaction (i.e., a change of control) on such terms as the Committee may determine.

U.S. Tax Consequences

The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences to Broadcast International and participants in the 2008 Plan.  The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price.  Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares.  Broadcast International will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and Broadcast International will not be entitled to any related deduction, at the time any incentive stock option is granted.  If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and Broadcast International will not be entitled to any deduction in connection with the exercise of such stock option.  Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Broadcast International will not be entitled to a deduction in respect to such disposition.  While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item for individuals that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option.

Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively.  If a participant makes a “disqualifying disposition,” generally in the year of such “disqualifying disposition” Broadcast International will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or Broadcast International common stock) has no federal income tax consequences at the time of grant.  Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and Broadcast International generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made.  At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares.  This value is taxed as ordinary income and is subject to income tax withholding.  Broadcast International receives a tax deduction at the same time and for the same amount taxable to the participant.  If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award.  The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests.  Broadcast International generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Shares

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred to him or her.  The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer.  Broadcast International will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) Limit

The plan is intended to enable Broadcast International to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code.  Section 162(m) provides that, subject to certain exceptions, Broadcast International may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year.  Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION AND APPROVAL OF THE ADOPTION OF THE 2008 EQUITY INCENTIVE PLAN.

PROPOSAL NO.  3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected HJ & Associates, LLC as our independent registered public accounting firm for 2008 and has further directed that the selection of HJ & Associates, LLC be submitted for ratification by stockholders at the meeting.  HJ & Associates, LLC has been engaged as our independent registered public accountants since 2005.  A representative of HJ & Associates, LLC is expected to be present at the meeting.  The representative will have an opportunity to make a statement, if so desired, and is expected to be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of HJ & Associates, LLC as our independent registered public accounting firm.  The board of directors, however, is submitting the selection of HJ & Associates, LLC to stockholders for ratification as a matter of good corporate practice.  If our stockholders fail to ratify the selection, the audit committee will review its future selection of HJ & Associates, LLC as our independent registered public accounting firm.

Principal Accountant Fees and Services

Fees for professional services provided by HJ & Associates, LLC for each of the last two fiscal years, in each of the following categories, are as follows:

	2007	2006
Audit fees	$ 78,500	$ 83,000
Audit-related fees	--	--
Tax fees	2,900	2,250
All other fees	--	--
Total	$ 81,400	$ 85,250

Audit fees included fees associated with the annual audit and reviews of our annual and quarterly reports, and registration statements under the Securities Act of 1933, as amended, filed with the SEC.  All audit fees incurred during 2006 and 2007 were pre-approved by the audit committee.

Tax fees included fees associated with tax compliance and tax consultations.  All tax fees incurred during 2006 and 2007 were pre-approved by the audit committee.

Audit Committee Pre-Approval Policy

The audit committee has adopted a policy that requires advance approval of all services performed by the independent auditor when fees are expected to exceed $15,000.  The audit committee has delegated to the audit committee chairman, Mr. Solomon, authority to approve services, subject to ratification by the audit committee at its next committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF HJ & ASSOCIATES, LLC AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

CERTAIN BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information, as of July 1, 2008, with respect to the beneficial ownership of our common stock, as determined in accordance with applicable SEC regulations, by:

•

each of our executive officers;

•

each of our directors;

•

each person known by us to be the beneficial owner of more than 5% of our common stock; and

•

all of our executive officers and directors as a group.

Beneficial Owner	Beneficial Ownership	Percent of Class
Castlerigg Master Investments Ltd. (1) c/o Sandell Asset Management 40 West 57th St., 26th Floor New York, NY 10019	5,627,294	13.0%
Rodney M. Tiede (2) c/o Broadcast International, Inc. 7050 Union Park Avenue, Suite 600 Salt Lake City, UT 84047	3,413,649	8.8%
Leon Frenkel (3) 401 City Avenue, Suite 802 Bala Cynwyd, PA 19004	2,298,267	5.7%
Reed L. Benson (4)	937,615	2.4%
William H. Davidson (5)	925,000	2.3%
Richard Benowitz (6)	733,334	1.9%
Kirby D. Cochran (7)	500,000	1.3%
William Boyd (8)	350,000	*
James E. Solomon (9)	200,000	*
All directors and executive officers as a group (7 persons) (10)	7,059,598	17.2%

*  Represents less than 1% of our common stock outstanding.

(1)

Includes 1,000,000 shares of common stock, a senior secured convertible note that is convertible into 2,752,294 shares of common stock and warrants to purchase 1,875,000 shares of common stock.

(2)

Includes 328,440 shares held by Mr. Tiede as custodian under the Uniform Gift to Minors Act for the benefit of his children.  Also includes presently exercisable options to acquire 50,000 shares of common stock.

(3)

Includes 650,000 shares of common stock, warrants to purchase 981,600 shares of common stock and an unsecured convertible note that is convertible into 666,667 shares of common stock.

(4)

Includes 820,948 shares held by a limited liability company of which Mr. Benson and his spouse own a 40% equity interest.  Mr. Benson is the manager of the limited liability company and, as such, has voting and investment power with respect to all such shares.  Mr. Benson disclaims beneficial ownership of all such shares except to the extent of his equity interest therein.  Also includes presently exercisable options to acquire 116,667 shares of common stock.

(5)

Includes presently exercisable options to acquire 925,000 shares of common stock.

(6)

Includes warrants to acquire 566,667 shares of common stock and presently exercisable options to acquire 100,000 shares of common stock.

(7)

Includes presently exercisable options to acquire 300,000 shares of common stock.

(8)

Includes warrants to acquire 175,000 shares of common stock and presently exercisable options to acquire 100,000 shares of common stock.

(9)

Includes presently exercisable options to acquire 100,000 shares of common stock.

(10)

Includes warrants and presently exercisable options to acquire a total of 2,433,334 shares of common stock held by all directors and executive officers.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers:

Name	Age	Position
Rodney M. Tiede	46	Chief Executive Officer, President and Director
Reed L. Benson	61	Chief Financial Officer, Secretary, and General Counsel

Rodney M. Tiede has been our chief executive officer, president and a director since the BI acquisition in October 2003.  From August 2000 to the present, Mr. Tiede has been the president, chief executive officer and a director of BI.  From April 2003 to the present, Mr. Tiede has also been the chief executive officer and a director of IDI.  From November 1987 to August 2000, Mr. Tiede was employed as director of sales, vice president and general manager of Broadcast International, Inc., the predecessor of BI.  Mr. Tiede received a Bachelor of Science Degree in Industrial Engineering from the University of Washington in 1983.

Reed L. Benson has been our secretary and general counsel since the BI acquisition in October 2003.  Mr. Benson has been our chief financial officer since December 2006.  He was also a director of ours from October 2003 until August 2006.  Mr. Benson has been in the private practice of law from April 2000 to the present and consulted directly with BI during that period.  From August 1987 to April 2000, he was Vice President, Secretary and General Counsel of Broadcast International, Inc., the predecessor of BI, and from June 1995 to April 2000, he served as Vice President, Secretary and General Counsel of Data Broadcasting Corporation, the former parent company of BI.  From April 2003 to the present, Mr. Benson has also been the General Counsel and a director of IDI.  Mr. Benson received a Bachelor of Science Degree in Accounting from the University of Utah in 1971 and a Juris Doctor Degree from the University of Utah College of Law in 1976.  Mr. Benson became a certified public accountant in 1974 and is currently an attorney licensed to practice in Utah.

Our officers generally serve at the discretion of the board of directors.  We have entered into employment contracts with each of Messrs. Tiede and Benson as discussed below.

As noted above, our current and certain former executive officers have served as officers and directors of BI since August 2000 and as officers and directors of IDI since April 2003.  During 2001 and 2002, BI entered into various licensing agreements with IDI and purchased shares of convertible preferred stock of IDI.  Management of BI determined that the CodecSys technology being developed by IDI represented a significant opportunity for BI and its future business prospects.  By April 2003, the financial condition of IDI had deteriorated significantly and BI provided a line of credit to IDI to sustain its operations.  At such time, BI also assumed operational control of IDI.  By October 2003, management of BI realized that IDI could not survive on its own notwithstanding the financial support provided by BI.  Accordingly, IDI filed for bankruptcy protection under chapter 11 of the federal bankruptcy code on October 23, 2003.  Over the next seven months, IDI continued its limited operations and designed a bankruptcy plan of reorganization which was confirmed on May 18, 2004.  Under the plan of reorganization, Broadcast International issued shares of our common stock to creditors of IDI and assumed certain liabilities of IDI in exchange for shares of the common stock of IDI representing majority ownership of IDI.  Since confirmation of the plan of reorganization, the operations of IDI have been consolidated with ours.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Program.  Throughout this Proxy Statement, the individuals who served as our chief executive officer and chief financial officer during 2007 are collectively referred to as the “named executive officers.”

The compensation committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees.  The compensation committee annually reviews and determines the salary and any bonus and equity compensation that may be awarded to our chief executive officer, or CEO, and our chief financial officer, or CFO.  The compensation committee oversees the administration of our long-term incentive plan and employee benefit plans.

The compensation committee’s chairman regularly reports to the board on compensation committee actions and recommendations.  The compensation committee has authority to retain, at our expense, outside counsel, experts, compensation consultants and other advisors as needed.

2007 Company Performance.  Because of the stage of our company’s development, the compensation committee looks at various factors in evaluating the progress the company has made and the services provided by the named executive officers. In considering executive compensation, the compensation committee noted our financial performance and accomplishments in 2007.  Because we are still developing our CodecSys technology, revenues decreased 220% from approximately $13,800,000 in 2006 to approximately $4,300,000 in 2007, which principally resulted from the expiration of one customer contract.  We did, however renew one of our larger network customers and have just commenced work on a new customer contract that is expected to contribute to our revenue growth in 2008.  More importantly, the executive officers were instrumental in bringing substantial new investment capital to us to fund our ongoing operations and in securing a significant license with IBM to employ CodecSys in a video encoder to be introduced by IBM.  Finally, we made substantial progress on the development of our technology, which is essential to our long-term viability and profitability.

Compensation Philosophy. Our general compensation philosophy is designed to link an employee’s total cash compensation with our performance, the employee’s department goals and individual performance.  Given our stage of operations and limited capital resources, we are subject to various financial restraints in our compensation practices.  As an employee’s level of responsibility increases, there is a more significant level of variability and compensation at risk.  The compensation committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all shareholders.

Executive Compensation Policy.  Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers.  The compensation committee attempts to achieve these goals by integrating competitive annual base salaries with bonuses based on corporate performance and on the achievement of specified performance objectives, and to a lesser extent, awards through our long-term incentive plan, since the executive officers are founders and already large shareholders.  The compensation committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations.

In making compensation decisions, the compensation committee compares each element of total compensation against companies referred to as the “compensation peer group.”  The compensation peer group is a group of companies that the compensation committee selected from readily available information about small companies engaged in similar businesses and with similar resources.  The compensation committee selected these companies from research on its own and with limited consultation with outside consultants given the size of the company and its resources to retain such experts.

Role of Executive Officers in Compensation Decisions

The compensation committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all of our other senior management personnel. The CEO annually reviews the performance of the CFO and other senior management.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee.  The compensation committee may exercise its discretion in modifying any recommended adjustments or awards to executives.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for the named executive officers were:

•

base salary; and

•

performance-based bonus compensation.

Base Salary.  The compensation committee determined that the executive officers had been under compensated relative to similarly situated executives and approved the 2007 increase to the base salary of the CEO and CFO.  In determining the base salary of each executive officer, the compensation committee relied on publicly available information gathered by the compensation committee related to salaries paid to executive officers of similarly situated small public companies.

Performance-based Incentive Compensation.  Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to an increase in shareholder value and move the company toward profitability.  For 2007, the CEO and CFO were awarded bonus amounts payable in 2008 and were awarded based on the achievement of specific benchmarks related to progress in development of the commercialization of our CodecSys technology and in completion of funding activities which allowed increased resources to be devoted to CodecSys development and business operations.  Actual bonuses payable for 2008 will depend on the level of achievement of specified performance objectives established for each executive officer for the coming year.

Long-term Equity Incentive Compensation.  Long-term incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through grants of options to purchase our common stock.  No stock options were granted during 2007 to any of the named executive officers.  The board did, however, make awards of stock options to other employees under our long-term incentive plan.

All awards made under our long-term incentive plan are made at the market price at the time of the award.  Annual awards of stock options to executives are made at the discretion of the compensation committee at such times throughout the year at it deems most desirable.  Newly hired or promoted executives, other than executive officers, generally receive their award of stock options on the first business day of the month following their hire or promotion.  Grants of stock options to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled compensation committee meeting following their hire date.

Perquisites and Other Personal Benefits.  We provide no perquisites to our named executive officers other than matching 401(k) contributions described below and other group benefits offered generally to all salaried employees.

Retirement and Related Plans.  We maintain a 401(k) profit sharing plan for all non-temporary employees.  Employee contributions are matched by us in an amount of 100% of employee contributions up to 3% of employee salaries and 50% of employee contributions up to an additional 2% of their salaries. Participants vest immediately in the company matching contributions.

Compensation of Chief Executive Officer.  For the fiscal year ended December 31, 2007, we paid Rodney M. Tiede, CEO, a salary of $120,000 until November 1, 2007 when it was increased to $180,000 per year.  He received a bonus of $200,000, in light of the company’s significant funding and license achievements discussed above.  The compensation committee met with Mr. Tiede once during 2007 to review his performance and individual objectives and goals versus results achieved.  The compensation committee reviewed all components of the CEO’s compensation, including salary, bonus, and equity incentive compensation, and under potential severance and change-in-control scenarios.  Mr. Tiede’s compensation package was determined to be reasonable and not excessive by the compensation committee based on compensation surveys for chief executive officers of small public companies.

Employment Contracts

In April 2004, we and Mr. Tiede entered into an employment agreement covering Mr. Tiede’s employment for a term commencing upon the execution thereof and continuing until December 31, 2006.  The contract continues for additional terms of one year each until terminated by us.  The agreement calls for payment of a gross annual salary of not less than $120,000, payable in equal bi-weekly installments for the year ended December 31, 2004, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Tiede shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or the compensation committee thereof) based upon an evaluation of the performance of Mr. Tiede during the previous fiscal year.  The agreement also provides for participation in our stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in our other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of our capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Tiede shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in our shareholders exchanging their shares for stock or other consideration, Mr. Tiede shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

In April 2004, we and Mr. Benson entered into an employment agreement covering Mr. Benson employment for a term commencing upon the execution thereof and continuing until December 31, 2006.  The contract continues for additional terms of one year each until terminated by us.  The agreement calls for payment of a gross annual salary of not less than $84,000, payable in equal bi-weekly installments for the year ended December 31, 2004, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Benson shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or compensation committee thereof) based upon an evaluation of the performance of Mr. Benson during the previous fiscal year.  The agreement also provides for participation in our stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in our other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of our capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Benson shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in our shareholders exchanging their shares for stock or other consideration, Mr. Benson shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

Stock Option Plan

Our long-term incentive plan provides for the granting of stock options to employees, directors and consultants to acquire our common stock at prices equal to the stock price on the date of grant.  Under the plan, we may issue up to 6,000,000 shares of our common stock.  To date, options have been granted to acquire approximately 5,400,000 shares.

The purpose of the long-term incentive plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders.  The plan is designed to provide us with flexibility to select from among various equity-based compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.

Compensation Committee Report

The compensation committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board that the compensation discussion and analysis be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Kirby Cochran	William Davidson	Richard Benowitz

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of our executive officers served as a member of the compensation committee or as a director of any other company, one of whose executive officers served as a member of the compensation committee of the board or as a director of ours during 2007.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers in their respective capacities for the fiscal years ended December 31, 2007 and 2006.  When setting total compensation for each of the named executive officers, the compensation committee reviewed tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.  We have omitted in this report certain tables and columns otherwise required to be included because there was no compensation made with respect to such tables and columns, as permitted by applicable SEC regulations.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Rodney M. Tiede President & Chief Executive Officer	2007 2006	$149,986 120,000	$ 200,000 -	$ 4,265 23,449	$6,889 4,800	$361,140 148,249
Reed L. Benson Secretary, General Counsel & Chief Financial Officer (3)	2007 2006	125,643 84,000	200,000 --	26,780 65,149	2,818 2,727	355,241 151,876

(1)

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for each of the years ended December 31, 2007 and 2006, in accordance with FAS 123(R), of stock options and thus include amounts from stock options granted in and prior to such years.  For information and assumptions related to the calculation of these amounts, see Note 2 (stock compensation) of our audited financial statements included in the accompany Annual Report on Form 10-K.

(2)

The amounts shown in column (f) reflect for each named executive officer matching contributions made by us to our 401(k) employee retirement plan.  The amounts shown in column (f) do not reflect premiums paid by us for any group health or other insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(3)

Effective December 28, 2006, Mr. Benson became chief financial officer.

Other Compensation

The named executive officers did not exercise any stock options during the year ended December 31, 2007.  We do not have any non-qualified deferred compensations plan.

Outstanding Equity Awards at Fiscal Year-End

Option Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Rodney M. Tiede	50,000	--	2.25	04/28/2014
Reed L. Benson	100,000 16,667	-- 8,333	2.25 2.55	04/28/2014 10/02/2015

(1)    Options generally vest in equal annual installments over three years from the date of grant.

Potential Payments Upon Termination or Change of Control

The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment.  Such amounts include:

•

salary;

•

grants under our stock option plan, subject to the vesting and other terms applicable to such grants;

•

amounts contributed and vested under our 401(k) plan; and

•

unused vacation pay.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination”, the named executive officers will receive benefits under any group life or disability insurance plan, as appropriate, we may have in effect from time to time.  We currently maintain a group term life insurance plan that generally pays a death benefit equal to two times base salary up to a maximum of $250,000.

Payments Made Upon a Change of Control

If there is a change of control, which is defined as the purchase of shares of capital stock of the company enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, the named executives may elect to terminate employment and would receive under the terms of their respective employment agreements:

•

a lump sum severance payment of the sum of base salary plus 50% thereof;

•

any bonus compensation earned, if any; and

•

If the change of control event results in the shareholders exchanging their shares for stock, the executive would receive an amount equal to the per share price paid to shareholders, less the pre-announcement share price, multiplied by 50,000.  For example and illustration purposes only, if the share price paid to shareholders were $3.00 and the pre-announcement share price were $1.50, each named executive officer would receive an amount equal to $75,000 under this provision.

In the event of a change in control as defined above, the named executive officers would receive a lump sum payment as follows:  Mr. Tiede, $470,000 and Mr. Benson, $375,000.  In addition, Mr. Tiede and Mr. Benson would be entitled to receive the share price differential, if any, as discussed above.

Non-compete Agreement

Included in each of the named executive officer’s employment agreement is a two year non-compete agreement.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board.  In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us of members of the board.

Our non-employee directors have received fees of $20,000 per year, paid quarterly, which is increasing to $30,000 per year in 2008, and an initial grant of stock options to purchase 100,000 shares (thereafter annual grants of 25,000 options or Restricted Stock Units in 2008 and thereafter) of our common stock with an exercise price equal to the fair market value of the stock on the date of grant.  In addition, non-employee directors may be entitled to receive special awards of stock options from time to time as determined by the board.  In addition to the standard director compensation mentioned above, the chairman of the board and the chairman of each of the audit and compensation committees have received an annual fee of $5,000, which is increasing to $12,500 per year in 2008, for serving in such capacities. In addition commencing in 2008, Board members will receive $2,000 for each Board meeting attended, $1,000 for each telephonic Board meeting, $1,000 for each committee meeting attended and $500 for each telephonic committee attended.   Directors who are employees of Broadcast International receive no additional compensation for serving as directors. All stock options granted to outside directors are immediately exercisable and expire ten years from the date of grant.  Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings.

Director Summary Compensation Table

The table below summarizes the compensation paid by us to our directors for the fiscal year ended December 31, 2007.

(a)	(b)	(c)	(d)
Name	Fees Earned or Paid in Cash ($)	Options Awards ($)(1)	Total ($)
Kirby Cochran	$25,000	$162,000	$187,000
William Davidson	25,000	703,000	728,000
Rodney M. Tiede (2)	--	--	--
James E. Solomon	25,000	--	25,000
Richard Benowitz (3)	10,000	94,000	104,000
William Boyd (4)	3,333	240,000	243,333

(1)

The amounts shown in column (c) reflect for each director the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R), of stock options and thus include amounts from stock options granted in 2007.  For information and assumptions related to the calculation of these amounts, see Note 2 (stock compensation) of the notes to audited financial statements included in the accompanying Annual Report on Form 10-K.  For the year ended December 31, 2007, none of the directors received the standard annual grant of options to purchase 25,000 shares of our common stock, but two of our directors received special awards of stock options as discussed below.  At December 31, 2007, the directors held unexercised stock options to purchase the following number of shares of our common stock: Kirby Cochran, 300,000; William Davidson, 925,000; Rodney M. Tiede, 50,000; James E. Solomon, 100,000; Richard Benowitz, 100,000; and William Boyd, 100,000.

(2)

Mr. Tiede receives no compensation for serving as a director, but is compensated in his capacity as our president and CEO.

(3)

Mr. Benowitz was appointed as a director effective June 26, 2007.  The amount in column (c) reflects the grant of an option to purchase 100,000 shares of our common stock incident to Mr. Benowitz becoming a director.  The amount in column (c) does not include a warrant to purchase 500,000 shares of our common stock, valued at $325,000 in accordance with FAS 123(R), granted to Mr. Benowitz pursuant to a consulting agreement entered into prior to Mr. Benowitz becoming a director.  See “Related Party Transactions.”

(4)

Mr. Boyd was appointed as a director effective November 9, 2007.  The amount in column (c) reflects the grant of an option to purchase 100,000 shares of our common stock incident to Mr. Boyd becoming a director.  The amount in column (c) does not include a warrant to purchase 100,000 shares of our common stock, valued at $175,000 in accordance with FAS 123(R), granted to Mr.

Boyd pursuant to a consulting agreement entered into prior to Mr. Boyd becoming a director.  See “Related Party Transactions.”

During the year ended December 31, 2007, the board made special awards of stock options to Messrs. Davidson and Cochran for their service as directors.  These awards were in addition to our standard director compensation practices discussed above.  We granted to Mr. Davidson a stock option to purchase 300,000 shares of our common stock at an exercise price of $0.95 per share, the market price of the stock on the date of grant.  For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the option was determined to be $243,000.  We also granted to Mr. Davidson a stock option to purchase 500,000 shares of our common stock at an exercise price of $1.06 per share, the market price of the stock on the date of grant.  For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the option was determined to be $460,000.  We granted to Mr. Cochran a stock option to purchase 200,000 shares of our common stock at an exercise price of $0.95 per share, the market price of the stock on the date of grant.  For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the option was determined to be $162,000.  All of the stock options granted to Messrs. Davidson and Cochran vested immediately and expire in ten years from the date of grant.  For information and assumptions related to the calculation of the amounts recognized for financial statement purposes, see Note 2 (stock compensation) of the notes to audited financial statements included in the accompanying Annual Report on Form 10-K.

RELATED PARTY TRANSACTIONS

On October 31, 2007, we entered into an exchange agreement with Mr. Leon Frenkel, who currently holds our unsecured convertible note in the principal amount of $1.0 million and related warrants.  Pursuant to the exchange agreement, we cancelled Mr. Frenkel’s C warrants to acquire up to 2,000,000 shares of our common stock at $2.10 per share and Mr. Frenkel’s D warrants to acquire up to 2,000,000 additional shares of our common stock at $3.00 per share in exchange for the issuance of 650,000 shares of our common stock to Mr. Frenkel.  In connection with the exchange agreement, we extended the expiration date applicable to certain A warrants and B warrants held by Mr. Frenkel from January 11, 2008 to December 3, 2008.

Mr. Richard Benowitz entered into a consulting agreement with us effective June 14, 2007 under the terms of which he received a warrant to acquire 500,000 shares of our common stock at an exercise price of $1.07 per share for services rendered in making available to us sales opportunities for deployment of our CodecSys technology.  The exercise price of $1.07 per share was equal to the market price of our common stock on the date of grant.  The warrant is exercisable for a period of three years and may be subject to cancellation under certain conditions.  On June 26, 2007, our board of directors unanimously voted to appoint Mr. Benowitz to the board.  Subsequent to Mr. Benowitz becoming a director, we cancelled the consulting agreement with him.  For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the warrant on the date of grant was determined to be $325,000.  For information and assumptions related to the calculation of the amounts recognized for financial statement purposes, see Note 2 (stock compensation) of the notes to audited financial statements included in the accompanying Annual Report on Form 10-K.  As of December 31, 2007, the value of the warrant, as measured by the difference between the market price of our common stock and the exercise price of the warrant, was $1,315,000.

Mr. William Boyd entered into a consulting agreement with us dated November 7, 2007 under the terms of which he received a warrant to acquire 100,000 shares of our common stock at an exercise price of $2.90 per share for services rendered in making available to us sales opportunities in our satellite networking business.  The exercise price of $2.90 was equal to the market price of our common stock on the date of grant.  The warrant is exercisable for a period of three years.  On November 9, 2007, our board of directors unanimously voted to appoint Mr. Boyd to the board, at which time his consulting agreement was terminated. For financial statement reporting purposes, in accordance with FAS 123(R), the fair value of the warrant on the date of grant was determined to be $175,000.  For information and assumptions related to the calculation of the amounts recognized for financial statement purposes, see Note 2 (stock compensation) of the notes to audited financial statements included in the accompanying Annual Report on Form 10-K.  As of December 31, 2007, the value of the warrant, as measured by the difference between the market price of our common stock and the exercise price of the warrant, was $80,000.

For a description of our policies and procedures related to the review, approval or ratification of related person transactions, see “Conflict of Interest Policy” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

To our knowledge, based solely on our review of such forms furnished to us, during the year ended December 31, 2007, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements, except as follows:

•

Richard Benowitz failed to file an initial statement of beneficial ownership of securities on Form 3 upon becoming a director, which form has subsequently been filed.

•

William Boyd failed to file an initial statement of beneficial ownership of securities on Form 3 upon becoming a director, which form has subsequently been filed.

•

William H. Davidson failed to report on Form 4 one transaction in March 2007 involving the acquisition of options to purchase 300,000 shares of common stock.  Mr. Davidson also failed to report on Form 4 one transaction in August 2007 involving the acquisition of options to purchase 500,000 shares of common stock.  Mr. Davidson has subsequently reported both transactions on Form 4.

•

Kirby D. Cochran failed to report on Form 4 one transaction in March 2007 involving the acquisition of options to purchase 300,000 shares of common stock, which transaction has subsequently been filed on Form 4.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT
THE NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules.  For a stockholder proposal to be included in our proxy materials for the 2009 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than the close of business on December 31, 2008.

STOCKHOLDERS SHARING THE SAME ADDRESS

If you are a beneficial owner of our common stock who receives proxy materials through Broadridge Financial Solutions, Inc., or Broadridge, and you share the same address with other beneficial owners, you may receive fewer proxy statements and annual reports than the number of beneficial owners at that address.  In December 2000, the SEC adopted new rules that permit Broadridge to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more beneficial owners sharing the same address by delivering a single copy of the Proxy Statement and annual report to the address.  This process is known as “householding” and helps to reduce printing costs and postage fees and helps to protect the environment.

If, at any time, you no longer wish to participate in householding, and would prefer to receive a separate Proxy Statement and annual report, you may write or call our Investor Relations Department at 7050 South Union Park Center, Suite 600, Midvale, Utah  84047, (801) 562-2252.  Broadcast International will deliver promptly upon written or oral request to the Investor Relations Department a separate copy of the Proxy Statement and annual report to any beneficial owner of our common stock at a shared address to which a single copy of either of those documents was delivered.  You may also access Broadcast International’s Proxy Statement and annual report on our website at www.brin.com.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Reed L. Benson

_____________________________
Reed L. Benson, Secretary

September 4, 2008

BROADCAST INTERNATIONAL, INC.
2008 EQUITY INCENTIVE PLAN

1. PURPOSE.  The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards.  Capitalized terms not defined elsewhere in the text are defined in Section 27.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available.  Subject to Sections 2.5 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is 4,000,000.  The Company may issue Shares that are authorized but unissued shares pursuant to the Awards granted under the Plan.

2.2 Lapsed, Returned Awards.  Shares subject to Awards, and Shares issued upon exercise of Awards, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (ii) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (iii) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (iv) are surrendered pursuant to an Exchange Program.  Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

2.3 Minimum Share Reserve.  At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

2.4 Limitations.  No more than 3,000,000 Shares shall be issued pursuant to the exercise of ISOs.

2.5 Adjustment of Shares.  If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.4, and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3. ELIGIBILITY.  ISOs may be granted only to Employees.  All other Awards may be granted to Employees, Consultants, Directors and Outside Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Outside Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

4. ADMINISTRATION.

4.1 Committee Composition; Authority.  This Plan will be administered by the Committee or by the Board acting as the Committee.  Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan.  The Committee will have the authority to:

(a)

construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)

prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)

select persons to receive Awards;

(d)

determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e)

determine the number of Shares or other consideration subject to Awards;

(f)

determine the Fair Market Value in good faith, if necessary;

(g)

determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(h)

grant waivers of Plan or Award conditions;

(i)

determine the vesting, exercisability and payment of Awards;

(j)

correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k)

determine whether an Award has been earned;

(l)

determine the terms and conditions of any, and to institute any Exchange Program;

(m)

reduce or waive any criteria with respect to Performance Factors;

(n)

adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code; and

(o)

make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Interpretation and Discretion.  Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan.  Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review.  The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.  The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3 Section 162(m) of the Code and Section 16 of the Exchange Act.  When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject.  When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.  Awards granted to Insiders must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

5. OPTIONS.  The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Option Grant.  Each Option granted under this Plan will identify the Option as an ISO or an NQSO.  An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.  If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will:  (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any.  Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2 Date of Grant.  The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date.  The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period.  Options may be exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted.  The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.  Payment for the Shares purchased may be made in accordance with Section 11.  The Exercise Price of a NQSO may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

5.5 Method of Exercise.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.  An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes).  Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option will be issued in the name of the Participant.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan.  Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6 Termination.  The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a)

If the Participant is Terminated for any reason except for the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b)

If the Participant is Terminated because of the Participant’s death (or the Participant dies within three (3) months after a Termination), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c)

If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.

5.7 Limitations on Exercise.  The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs.  With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs.  For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.  In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal.  The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted.  Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.  Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10 No Disqualification.  Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code

5.11 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

6. RESTRICTED STOCK AWARDS.

6.1 Awards of Restricted Stock.  A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”).  The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2 Restricted Stock Purchase Agreement.  All purchases under a Restricted Stock Award will be evidenced by an Award Agreement.  Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant.  If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3 Purchase Price.  The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted.  Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement.

6.4 Terms of Restricted Stock Awards.  Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law.  These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement.  Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.5 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

7. STOCK BONUS AWARDS.

7.1 Awards of Stock Bonuses.  A Stock Bonus Award is an award to an eligible person of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary.  All Stock Bonus Awards shall be made pursuant to an Award Agreement.  No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2 Terms of Stock Bonus Awards.  The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon.  These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement.  Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.3 Form of Payment to Participant.  Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.4 Termination of Participation.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

8. STOCK APPRECIATION RIGHTS.

8.1 Awards of SARs.  A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement).  All SARs shall be made pursuant to an Award Agreement.

8.2 Terms of SARs.  The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR.  The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value.  A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.  If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any.  Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.3 Exercise Period and Expiration Date.  A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR.  The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted.  The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).  Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4 Form of Settlement.  Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised.  At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8.5 Termination of Participation.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9. RESTRICTED STOCK UNITS.

9.1 Awards of Restricted Stock Units.  A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock).  All RSUs shall be made pursuant to an Award Agreement.

9.2 Terms of RSUs.  The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each RSU.  An RSU may be awarded upon satisfaction of such Performance Factors (if any) during any Performance Period as are set out in advance in the Participant’s Award Agreement.  If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU.  Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.3 Form and Timing of Settlement.  Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement.  The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both.

9.4 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10. PERFORMANCE SHARES.

10.1 Awards of Performance Shares.  A Performance Share Award is an award to a Participant denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock).  Grants of Performance Shares shall be made pursuant to an Award Agreement.

10.2 Terms of Performance Shares.  The Committee will determine, and each Award Agreement shall set forth, the terms of each award of Performance Shares including, without limitation: (a) the number of Shares deemed subject to such Award; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each award of Performance Shares.  In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares.  Prior to settlement the Committee shall determine the extent to which Performance Shares have been earned.  Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares that are subject to different Performance Periods and different performance goals and other criteria.

10.3 Value, Earning and Timing of Performance Shares.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.  After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved.  The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof.

10.4 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

11. PAYMENT FOR SHARE PURCHASES.

Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a)

by cancellation of indebtedness of the Company to the Participant;

(b)

by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)

by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d)

by consideration received by the Company pursuant to a broker-assisted and/or same day sale (or other) cashless exercise program implemented by the Company in connection with the Plan;

(e)

by any combination of the foregoing; or

(f)

by any other method of payment as is permitted by applicable law.

12. GRANTS TO OUTSIDE DIRECTORS.

12.1 Types of Awards.  Outside Directors are eligible to receive any type of Award offered under this Plan except ISOs.  Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

12.2 Eligibility.  Awards pursuant to this Section 12 shall be granted only to Outside Directors.  An Outside Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.3 Vesting, Exercisability and Settlement.  Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board.  With respect to Options and SARs, the exercise price granted to Outside Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

13. WITHHOLDING TAXES.

13.1 Withholding Generally.  Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements prior to the delivery of Shares pursuant to exercise or settlement of any Award.  Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements.

13.2 Stock Withholding.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. TRANSFERABILITY.  Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.  If the Committee makes an Award transferable, such Award will contain such additional terms and conditions as the Committee deems appropriate.  All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1 Voting and Dividends.  No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant.  After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.

15.2 Restrictions on Shares.  At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16. CERTIFICATES.  All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange upon which the Shares may be listed or quoted.

17. ESCROW; PLEDGE OF SHARES.  To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.  Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral.  In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve.  The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. REPRICING; EXCHANGE AND BUYOUT OF AWARDS.  Except in connection with a (i) Corporate Transaction or (ii) a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash or other Awards (including Options or SARs) with an exercise price that is less than the exercise price of the original Option or SAR without prior stockholder approval.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance.  Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable.  The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY.  Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.

21. CORPORATE TRANSACTIONS.

21.1 Assumption or Replacement of Awards by Successor.  In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants.  In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards).  The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.  In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards will expire on such transaction at such time and on such conditions as the Board will determine; the Board (or, the

Committee, if so designated by the Board) may, in its sole discretion, accelerate the vesting of such Awards in connection with a Corporate Transaction.  In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period.  Awards need not be treated similarly in a Corporate Transaction.

21.2 Assumption of Awards by the Company.  The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan.  Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant.  In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code).

21.3 Outside Directors’ Awards.  Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Outside Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22. ADOPTION AND STOCKHOLDER APPROVAL.  This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23. TERM OF PLAN/GOVERNING LAW.  Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board.  This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Utah.

24. AMENDMENT OR TERMINATION OF PLAN.  The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN.  Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY.  Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27. DEFINITIONS.  As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Board” means the Board of Directors of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Broadcast International, Inc., or any successor corporation.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided, however, that except with respect to Awards granted as ISOs, the Committee in its discretion may determine whether a total and permanent disability exists in accordance with non-discriminatory and uniform standards adopted by the Committee from time to time, whether temporary or permanent, partial or total, as determined by the Committee.

“Effective Date” means the date this Plan is approved by the Company’s stockholders, the date of which shall be within twelve (12) months before or after the date this Plan is adopted by the Board.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)

if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b)

if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The OTC Bulletin Board or such other source as the Board or the Committee deems reliable; or

(c)

if none of the foregoing is applicable, by the Board or the Committee in good faith.

“GAAP” means generally accepted accounting principles.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5 or Section 12 of the Plan.

“Outside Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who holds an Award under this Plan.

“Performance Factors” means the factors selected by the Committee, which may include, but are not limited to the, the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•

Net revenue and/or net revenue growth;

•

Earnings per share and/or earnings per share growth;

•

Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•

Operating income and/or operating income growth;

•

Net income and/or net income growth;

•

Total stockholder return and/or total stockholder return growth;

•

Return on equity;

•

Operating cash flow return on income;

•

Adjusted operating cash flow return on income;

•

Economic value added;

•

Individual business objectives;

•

Company specific operational metrics; and

•

Any of the foregoing may be based on GAAP or NonGAAP standards.

“Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.

“Performance Share” means an Award granted pursuant to Section 10 or Section 12 of the Plan.

“Plan” means this Broadcast International, Inc. 2008 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 and Section 12 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company.  An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing.  In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement.  The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

DETACH HERE

BROADCAST INTERNATIONAL, INC.
PROXY

Annual Meeting of Stockholders – October 29, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rodney M. Tiede and Reed L. Benson, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Broadcast International, Inc. held of record by the undersigned on August 25, 2008, at the 2008 Annual Meeting of Stockholders of Broadcast International, Inc.  to be held on Wednesday, October 29, 2008 at 10:00 a.m., Mountain Time, at the corporate headquarters of Broadcast International, Inc. located at 6952 South HiTech Drive, Midvale, Utah 84047, and at any adjournments or postponements thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

BROADCAST INTERNATIONAL, INC.

October 29 , 2008

Please, date, sign and mail your proxy card in the
envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AND .

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR
BLACK INK AS SHOWN HERE

1.	Election of Directors:

NOMINEES:
	FOR ALL NOMINEES	☐	William Davidson, Ph.D
	WITHHOLD AUTHORITY	☐	Rodney M. Tiede
	FOR ALL NOMINEES	☐	James E. Solomon
	FOR ALL EXCEPT	☐	Kirby D. Cochran
	(See instructions below)	☐	Richard Benowitz
		☐	William Boyd
○

To INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ¢

2.	To ratify and approve the adoption of the 2008 Equity Incentive Plan.	FOR	AGAINST	ABSTAIN

3.	To ratify the selection of HJ & Associates, LLC as Broadcast International’s independent registered public accounting firm for 2008.	FOR	AGAINST	ABSTAIN

4.	To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

Signature of Stockholder:	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

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